Exhibit 10.1

Tender and Support Agreement

January 11, 2009

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

Re: Tender and Support Agreement

Ladies and Gentlemen:

Concurrently with the execution and delivery of this letter agreement, Abbott Laboratories, an Illinois corporation (“Parent”), Rainforest Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”), and Advanced Medical Optics, Inc., a Delaware corporation (the “Company”) are entering into an Agreement and Plan of Merger, dated the date of this letter agreement (the “Merger Agreement”), providing for, among other things, the Offer (as defined in the Merger Agreement) by the Purchaser for all of the outstanding common stock, par value $0.01 per share, of the Company (“Company Common Stock”) at a price per share of $22.00, net to the seller in cash (such price or any higher price paid in the Offer, the “Offer Price”), to be followed by a merger of the Purchaser with and into the Company, with the Company as the surviving corporation (the “Merger”), pursuant to which each share of Company Common Stock then outstanding (other than as specifically provided for to the contrary in the Merger Agreement), shall be converted into the right to receive an amount in cash without interest equal to the Offer Price pursuant to the terms of the Merger Agreement. Capitalized terms used but not defined in this letter agreement shall have the meanings ascribed to such terms in the Merger Agreement.

Each undersigned stockholder (“Stockholder”) of the Company is the beneficial owner of Company Common Stock on the date of this letter agreement.

Because execution of this letter agreement is a condition to Parent’s willingness to proceed with the transactions contemplated by the Merger Agreement, Stockholder is entering into this letter agreement to induce Parent to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement.

The parties hereto agree as follows:

1. (i) Stockholder represents and warrants that, as of the date of this letter agreement, Stockholder is the beneficial owner of the shares of Company Common Stock indicated on Schedule I attached hereto (such shares, together with any New Shares (as defined in Section 8), being referred to herein as the “Shares”), free and clear of all liens, charges, encumbrances, voting agreements, and commitments of every kind, except for the obligations undertaken by the parties under this letter agreement and as described on Schedule I attached hereto or pursuant to any applicable restrictions on transfer under the Securities Act.

(ii) Stockholder represents and warrants that, except as set forth on Schedule I, as of the date of this letter agreement, Stockholder does not: (a) own beneficially or of record, or have any right to acquire, any shares of Company Common Stock or any other shares of the capital stock of the Company; (b) have any other interest in shares of Company Common Stock or any other shares of the capital stock of the Company; or (c) have any voting rights with respect to any other shares of Company Common Stock or any other shares of the capital stock of the Company.

(iii) Each of Stockholder, Parent and the Purchaser represents and warrants that such party has all necessary power and authority to enter into this letter agreement and that this letter agreement is the legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). If Stockholder is married and the Shares constitute community property or otherwise are owned or held in a manner that requires spousal or other approval for this letter agreement to be a legal, valid and binding agreement of Stockholder, this letter agreement has been duly consented to and delivered by such Stockholder’s spouse or the person giving such approval, and is enforceable against such spouse or person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. (i) Stockholder agrees that during the Term (as defined in Section 7) it will not, directly or indirectly, sell or otherwise transfer, or dispose of or grant any interest in any of the Shares or any direct or indirect economic or other interest in those shares of Company Common Stock or securities convertible into shares of Company Common Stock or any voting rights with respect to any of those shares, or agree to do any of the foregoing (a “Transfer”), other than Transfers thereof: (a) pursuant to the Offer or the Merger; (b) with Parent’s prior written consent; (c) the transfer of Shares between and among accounts that are solely controlled by Stockholder, if at all times such accounts hold Shares, and which do not place prohibitions or restrictions on the ability of such Stockholder to perform any of its agreements or obligations hereunder; (d) between ValueAct Capital Master Fund, L.P. and ValueAct Capital Master Fund III, L.P.; or (e) to any affiliate of the Stockholder who executes a similar letter agreement. As used in this letter agreement, the term “Transfer,” shall also include any pledge, hypothecation, encumbrance, assignment or constructive sale or other disposition of such security or the record or beneficial ownership thereof, the offer to make a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding whether or not in writing, to effect any of the foregoing. As used in this letter agreement, the term “constructive sale” means a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any transaction that has substantially the same effect as any of the foregoing.

(ii) Stockholder agrees that during the Term it shall use commercially reasonable efforts to take or cause to be taken all actions, and to do or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated by this letter agreement.

(iii) Stockholder hereby consents to and approves the actions taken by the Company Board in approving the Merger Agreement, this letter agreement and the transactions contemplated hereby and thereby, including the Merger and the Offer.

3. Unless this letter agreement shall have been terminated in accordance with its terms, Stockholder agrees during the Term to validly tender (and, to the extent applicable, to cause the record owner of the Shares (including Stockholder’s broker) to tender) all of the Shares by physical delivery of the certificates therefor (to the extent that such Shares are filed in certificated form) or by book-entry delivery (to the extent that such Shares are not in certificated form) pursuant to and in accordance with the terms of the Offer, not later than five (5) Business Days prior to the Expiration Date of the Offer. Stockholder agrees that once its Shares are tendered, such Stockholder will not withdraw any of the

Shares from the Offer, unless and until (i) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (ii) this letter agreement shall have been terminated in accordance with its terms.

4. Stockholder hereby permits Parent and the Purchaser to publish and disclose in a Tender Offer Statement on Schedule TO with respect to the Offer and the Company to publish and disclose in a Solicitation/Recommendation Statement on Schedule 14D-9, and, if approval of the Company’s stockholders is required under the Delaware General Corporation Law, any proxy statement relating to the Merger (including, in each case, all documents and schedules filed with the SEC), Stockholder’s identity and the ownership by Stockholder of the Shares and the nature of Stockholder’s commitments, arrangements and understandings hereunder. Parent, on behalf of itself and the Purchaser, hereby permits Stockholder to disclose in a Schedule 13D (including any amendments or supplements thereto and all documents and schedules affixed to or referenced therein) pertaining to the Offer filed with the SEC the nature of the commitments, arrangements and understandings of the parties hereunder. Before any such disclosure shall be made by any party, the disclosing party shall provide the other parties a reasonable opportunity to review and comment on such disclosure.

5. Stockholder agrees that it will not, and will not permit any of its Subsidiaries or subject to Section 16, any of its directors, officers, employees and representatives (collectively, “Representatives”), directly or indirectly, to: (i) initiate, solicit or knowingly take any action to facilitate or encourage (including without limitation by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, or engage in any discussions or negotiations with respect thereto, or (ii) enter into any Contract or agreement in principle that is intended or would reasonably be expected to lead to an Acquisition Proposal or that would reasonably be expected to cause the Company to abandon, terminate or breach its obligations under the Merger Agreement or fail to consummate the transactions contemplated by the Merger Agreement. Stockholder shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted prior to the execution of this letter agreement with respect to any Acquisition Proposal. From and after the execution of this letter agreement, Stockholder shall promptly (but no later than 24 hours following such receipt) advise Parent of the receipt, directly or indirectly, of any inquiries or proposals or participation in discussions or negotiations, relating to a proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal in the same manner as is required of the Company under the Merger Agreement under similar circumstances.

6. (i) Stockholder agrees that, at any meeting of the Company’s stockholders held during the Term, however called, or if action by written consent of the Company’s stockholders is sought during the Term, Stockholder (in Stockholder’s capacity as such) will, or will cause the holder of record on any applicable record date to: (a) vote (or execute a consent with respect to) the Shares in favor of the Merger; (b) vote (or execute a consent with respect to) the Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote (or execute a consent with respect to) the Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated by the Merger Agreement) that would, directly or indirectly, impede, interfere with, delay, postpone or, directly or indirectly, discourage the Offer or the Merger.

(ii) Stockholder hereby irrevocably grants to the extent permitted by applicable Law, and appoints, Parent and any individual designated in writing by Parent, and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, solely to vote the Shares, or grant a consent or approval in respect of the Shares in a manner consistent with this Section 6. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this letter agreement. Parent and its designees hereby agree not to exercise the proxy for any other purpose. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6(ii) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this letter agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. The irrevocable proxy granted hereunder shall automatically terminate, without any notice or other action by any Person, upon the earlier of (a) the end of the Term or (b) termination of this letter agreement in accordance with its terms.

7. The term of this letter agreement and the proxy granted hereby (the “Term”) shall commence on the date hereof and shall terminate on the earliest of (i) the mutual written consent of the parties; (ii) the Effective Time; (iii) the termination of the Merger Agreement in accordance with its terms; and (iv) the amendment of the Offer or the Merger Agreement to provide for a reduction in the Offer Price or a change in the form of consideration to be paid in the Offer.

8. Stockholder agrees that, in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company or any of its Subsidiaries of, or affecting, the Shares, (b) that Stockholder purchases or otherwise acquires beneficial ownership of or an interest in any shares of capital stock of the Company or any of its Subsidiaries after the execution of this letter agreement (including by conversion) or (c) that Stockholder voluntarily acquires the right to vote or share in the voting of any shares of capital stock of the Company or any of its Subsidiaries other than the Shares (collectively, “New Shares”), that Stockholder shall deliver promptly (but no later than the second (2nd) Business Day following such acquisition) to Parent written notice of its acquisition of New Shares which notice shall state the number of New Shares so acquired. Stockholder agrees that any New Shares acquired or purchased during the Term by Stockholder shall be subject to the terms of this letter agreement and shall constitute the Shares of Stockholder to the same extent as if those New Shares were owned by Stockholder on the date of this letter agreement. In any such case, the warranties and representations set forth in Section 1 of this letter agreement shall be deemed amended accordingly to be made as of the date thereof.

9. The transactions contemplated by this letter agreement are unique and the parties agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto agree that, if for any reason a party hereto shall have failed to perform its obligations under this letter agreement, then the party hereto seeking to enforce this letter agreement against such nonperforming party under this letter agreement shall be entitled, in addition to all other remedies to which it may be entitled, to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

10. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (when so delivered), telecopied (when confirmed, unless confirmed on a day that is not a Business Day, in which case notice shall be deemed given on the Business Day following such confirmation) or dispatched by a nationally recognized overnight courier service (as of the time of delivery as confirmed by such courier service): (a) if to Parent, at such party’s address set forth in Section 8.2 of the Merger Agreement, with a copy to such party’s counsel at such party’s counsel’s address set forth in Section 8.2 of the Merger Agreement (or, in each case, at such other address for such party (or such party’s counsel) as shall be specified by like notice) and a copy to the Company at its address set forth in Section 8.2 of the Merger Agreement, with a copy to the Company’s counsel at the Company’s counsel’s address set forth in Section 8.2 of the Merger Agreement (or, in each case, at such other address for the Company or the Company’s counsel as shall be specified by like notice), or (b) if to Stockholder, at such party’s address set forth on Schedule I hereto, with a copy to such party’s counsel at such party’s counsel’s address set forth on Schedule I hereto (or, in each case, at such other address for such party (or such party’s counsel) as shall be specified by like notice) and a copy to the Company at its address set forth in Section 8.2 of the Merger Agreement, with a copy to the Company’s counsel at the Company’s counsel’s address set forth in Section 8.2 of the Merger Agreement (or, in each case, at such other address for the Company or the Company’s counsel as shall be specified by like notice).

11. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12. Each of the parties hereto (i) shall submit itself to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware) for the purpose of any action, suit or proceeding (“Action”) arising out of or relating to this letter agreement or any of the transactions contemplated hereby, (ii) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any Action arising out of or relating to this letter agreement or any of the transactions contemplated hereby in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and (iii) shall not bring any Action arising out of or relating to this letter agreement or any of the transactions contemplated hereby in any court other than the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this letter agreement irrevocably consents to the service of any summons and complaint and any other process in any Action relating to this letter agreement, the Offer and the Merger, on such party’s behalf or such party’s property, by the personal delivery of copies of such process to such party. Nothing in this Section 12 shall affect the right of any party to this letter agreement to serve legal process in any other manner permitted by law.

13. This letter agreement shall be binding upon and inure to the benefit of each of the parties to this letter agreement and their respective successors, including by will or intestate succession. This letter agreement may not be assigned to any other person without the prior written consent of the other parties to this letter agreement, which consent may be withheld for any reason or for no reason.

14. This letter agreement constitutes the entire agreement among the parties to this letter agreement with respect to the matters covered hereby, and supersedes all prior agreements, understandings or representations among the parties to this letter agreement, written or oral, with respect to the subject matter of this letter agreement.

15. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule or law, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provisions in invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16. Nothing in this letter agreement shall be construed to prohibit Stockholder or any of Stockholder’s Representatives who is an officer or member of the Board of Directors of the Company from taking any action in his or her capacity as an officer or member of the Board of Directors of the Company or, subject to the limitations set forth in the Merger Agreement, from taking any action with respect to any Acquisition Proposal as an officer or member of such Board of Directors. This letter agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company.

17. This letter agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of Parent, the Purchaser and Stockholder.

[Signatures on following page]

If you are in agreement that the foregoing correctly states the agreement among us, please sign and return to each of us an executed counterpart of this letter agreement. This letter agreement shall become effective among the parties specified herein, upon the undersigned’s receipt of executed counterparts of this letter agreement from each of such parties.

Very truly yours,

VALUEACT CAPITAL MASTER FUND, L.P.

BY:	VA PARTNERS I, LLC

By:	/s/ VA Partners I, LLC
Name:	George F. Hamel, Jr.
Title:	Chief Operating Officer

VALUEACT CAPITAL MASTER FUND III, L.P.

BY:	VA PARTNERS III, LLC

By:	/s/ VA Partners III, LLC
Name:	George F. Hamel, Jr.
Title:	Chief Operating Officer

/s/ G. Mason Morfit
G. Mason Morfit

Agreed the date first above written.

ABBOTT LABORATORIES

By:	/s/ Thomas C. Freyman
Name:	Thomas C. Freyman
Title:	Executive Vice President, Finance & Chief Financial Officer

RAINFOREST ACQUISITION INC.

By:	/s/ Thomas C. Freyman
Name:	Thomas C. Freyman
Title:	President